Exhibit 99.1

OCZ Technology Obtains $30 Million Credit Facility with Hercules Technology Growth Capital

SAN JOSE, CA.–– March 11, 2013 - OCZ Technology Group, Inc. (Nasdaq:OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced that it has entered into a $30 million loan and security agreement (“loan agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”). This loan agreement consists of a $15 million term loan and a $15 million revolving loan facility.

“Obtaining this new credit facility is the first step in providing OCZ with a complete capital structure going forward. This capital will be used to strengthen the business, fund future growth, and support emerging enterprise opportunities,” said Ralph Schmitt, CEO of OCZ Technology. “I am pleased with the operational improvements our team is making as we continue building a profitable OCZ which is focused on designing innovative, best-in-class Solid State Storage solutions for our valued customers.”

The Company had reduced its use of the Wells Fargo Capital Finance credit facility and had no debt outstanding on it as of February 28, 2013. That facility has been terminated as part of the closing of the Hercules loan agreement. The first $10 million of the term loan was drawn at closing with repayments due in thirty monthly installments beginning in November 2013. The remaining $5 million of the term loan is contingent upon the Company being current in its SEC filings and achieving certain revenue levels for two consecutive quarters. Pursuant to the loan agreement, the Company issued Hercules a warrant to purchase 688,073 shares of OCZ Technology common stock at an exercise price of $2.18 per share. In addition to the term loan, the Company has access to a $10 million revolving loan facility which shall be repaid in full in April 2016. An additional $5 million of revolving loan facility will be available to the Company upon achieving certain financing covenants. Further information with respect to the loan agreement with Hercules will be contained in a Current Report on Form 8-K to be filed by OCZ Technology with the Securities and Exchange Commission.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries at all stages of development. Since inception (December 2003), Hercules has committed more than $3.4 billion to over 220 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocztechnology.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that additional information may arise from the oversight of the audit committee; the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; the risk that OCZ may not be able to successful negotiate an amendment to its credit facility; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A -- Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

OCZ Press Contact:

Scott Harlin

Director of Marketing Communications – Enterprise

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com